UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 11-K

ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2004

	Commission file number	0-17122

A.	Full title of the Plan and the address of the Plan, if different from that of the issuer named below:

The First Financial Holdings, Inc. Sharing Thrift Plan

B.	Name of issuer of the securities held pursuant to the Plan and the address of its principal executive office:

First Financial Holdings, Inc.
34 Broad Street
Charleston, SC 29401

FIRST FINANCIAL HOLDINGS, INC.
SHARING THRIFT PLAN

CONTENTS OF REPORTS, FINANCIAL STATEMENTS,
SUPPLEMENTAL SCHEDULES AND EXHIBITS
DECEMBER 31, 2004 AND 2003

CONTENTS

		Page(s)
Reports of Independent Auditors
Report of Independent Registered Public Accounting Firm		1

Financial Statements for 2004 and 2003:
Statements of Net Assets Available for Benefits		2
Statements of Changes in Net Assets Available for Benefits		3
Notes to Financial Statements		4-12

Supplemental Schedules Supporting 2004 Financial Statements:*
Schedule H, Line 4i -- Schedule of Assets (Held at End of Year)		13
Schedule H, Line 4j - Reportable Transactions		14

Exhibits:
Signature		15
23.1	Consent of Independent Registered Public Accounting Firm	16

*Other Supplemental Schedules required by Section 2520-103-10 of the Department of Labor's Rules and Regulations for Employee Retirement Income Security Act of 1974 have been omitted because they are not applicable.

WR	Webster Rogers LLP
Certified Public Accountants • Consultants
Florence, Charleston, Myrtle Beach, Georgetown, Sumter

Report of Independent Registered Public Accounting Firm

The Trustees and Participants
First Financial Holdings, Inc. Sharing Thrift Plan

We have audited the accompanying statements of net assets available for benefits of First Financial Holdings, Inc. Sharing Thrift Plan (the Plan) as of December 31, 2004 and 2003 and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2004 and 2003 and the changes in net assets available for benefits for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Our audits were performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The accompanying supplemental schedules of Assets and Reportable Transactions are presented for the purpose of additional analysis and are not a required part of the basic financial statements, but are supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. These supplemental schedules are the responsibility of the Plan's management. The supplemental schedules have been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/WebsterRogers LLP

July 12, 2005

Members
SC Association of Certified Public Accountants
Members	40 Calhoun Street, Suite 220
Division for CPA Firms, AICPA	PO Box 20099
Charleston, SC 29413-0099
RSM McGladrey Network	843-577-5843, Fax 843-723-3075
An Independently Owned Member	www.websterrogers.com

FIRST FINANCIAL HOLDINGS, INC.
SHARING THRIFT PLAN

Statements of Net Assets Available for Benefits

	December 31,

	2004	2003

ASSETS
Investments, at fair value:
Mutual funds	$28,048,832	$23,408,539
Cash on deposit	1,473,582	1,062,939
Investments in sponsor Company:
Common stock	28,822,643	28,062,182
Certificates of deposit	6,651,015	5,081,014
Money market and other deposits	1,098,108	-
Participant loans	865,715	679,936

Total investments	66,959,895	58,294,610

Receivables:
Employer contributions	605,921	363,750
Participants' contributions	-	7,331

Total receivables	605,921	371,081

Total assets	67,565,816	58,665,691

LIABILITIES
Administration and accounting fees	21,168	52,385

Total liabilities	21,168	52,385

NET ASSETS AVAILABLE FOR BENEFITS	$67,544,648	$58,613,306

See accompanying notes to financial statements.

FIRST FINANCIAL HOLDINGS, INC.
SHARING THRIFT PLAN

Statements of Changes in Net Assets Available for Benefits

	Year Ended December 31,

	2004	2003

Additions to net assets
attributable to:
Investment income:
Net appreciation in fair value
of investments	$ 3,957,239	$ 9,673,990
Interest and dividends	1,970,570	1,298,075

Total investment income	5,927,809	10,972,065

Contributions:
Participants	2,642,053	2,397,056
Employer match	1,328,819	1,265,007
Employer profit sharing	994,923	1,424,671
Transfers in from other plans	468,497	324,365
Total contributions	5,434,292	5,411,099

Total additions	11,362,101	16,383,164

Deductions from net assets
attributable to:
Benefits and withdrawals
paid to participants	2,250,850	2,830,216
Administrative and accounting fees	179,909	233,846

Total deductions	2,430,759	3,064,062

Net increase	8,931,342	13,319,102

Net assets available for benefits:
Beginning of year	58,613,306	45,294,204

End of year	$ 67,544,648	$ 58,613,306

See accompanying notes to financial statements.

FIRST FINANCIAL HOLDINGS, INC.
SHARING THRIFT PLAN
Notes to Financial Statements
Years Ended December 31, 2004 and 2003

1.	Description of Plan

The following description of First Financial Holdings, Inc. (Company) Sharing Thrift Plan (Plan) provides only general information. Participants should refer to the Plan Agreement for a more complete description of the Plan's provisions. The Company is the holding company for First Federal Savings and Loan Association of Charleston, South Carolina (First Federal), First Southeast Investor Services, Inc. (FSIS), First Southeast Insurance Services, Inc. and the Kimbrell Insurance Group, Inc. (Insurance Companies) and various subsidiaries of these entities.

Concurrent with the Company's acquisition of Johnson Insurance Associates, Inc. (Johnson) and the Kimbrell Company, Inc., the Kimbrell Company, Inc./Florida, Preferred Markets, Inc., Preferred Markets, Inc./Florida, and Atlantic Acceptance Corporation (Kimbrell), the retirement plans of these companies were merged into the Plan. Transfers into the Plan from the Johnson and Kimbrell plans were approximately $324,000 and $416,000, respectively. Johnson and Kimbrell employees became participants of the Plan effective October 2002 and April 2004, respectively, with full credit given for prior service.

Effective April 1, 2004 the Plan was amended to recognize the prior service of all former employees of the acquired Kimbrell who became employees of the Company.

The Plan is administered by a Committee of Trustees (Plan Trustees) appointed by the Company's Board of Directors. The Committee contracts with outside service organizations for substantially all participant account record-keeping, administrative, trust, legal and custodial services.

	A.	General

The Plan is a defined contribution plan which covers substantially all hourly and salaried employees of the Company. Ineligible employees include those whose employment is governed by collective bargaining agreements and leased employees, with certain exceptions.

Employees may elect to make tax-deferred contributions beginning the first payroll period of the calendar quarter following one full month of service. Employees making tax-deferred contributions participate in quarterly Company matching contributions.

Employees, 21 years of age and older, who have completed a year of service in which they worked at least 1,000 hours are eligible to receive quarterly non-elective profit sharing contributions beginning the following calendar quarter, if employed at the end of such quarter.

	B.	Contributions

The Plan permitted eligible participants to contribute up to a maximum annual amount of $13,000 and $12,000 for 2004 and 2003, respectively. Participants age 50 and older

FIRST FINANCIAL HOLDINGS, INC.
SHARING THRIFT PLAN
Notes to Financial Statements
Years Ended December 31, 2004 and 2003

1.	Description of Plan (continued)

B.	Contributions (continued)

were permitted to make catch-up contributions of $3,000 for 2004 and $2,000 for 2003. Compensation for purposes of employee and employer contributions is defined as base pay plus commissions, limited to $90,000 for loan originators and investment consultants and $205,000 ($200,000 for 2003) for all other employees. Maximum annual participant contributions are determined and adjusted annually by the Internal Revenue Service.

Prior to 2003 the Company generally matched quarterly, at the Contribution Percentages shown below, the participant's tax-deferred contributions up to 5% of the participant's defined base compensation. During 2003 and 2004 the Company made quarterly matching contributions equal to a Safe Harbor Contribution of 100% of the first 3% and 50% of the next 2% of the participant deferrals, plus an additional Matching Contribution equal to the participant's deferral (limited to 5% of compensation) multiplied times the applicable quarterly Contribution Percentage (see schedule below) to the extent such Additional Matching Contribution exceeded the Safe Harbor Contribution.

		Contribution
	Return on Equity	Percentages

	Less than 4%	0%
	4% to less than 8%	25%
	8% to less than 12%	50%
	12% to less than 16%	75%
	16% or more	100%

Separate rates of return on equity are determined for two groups 1) the First Financial Group, consisting of First Financial Holdings, Inc., FSIS and the Insurance Companies, and 2) First Federal.

The Plan was amended effective January 2003 to provide for a discretionary Non-Elective profit sharing contribution. During the first three quarters of 2003 the Company made Non-Elective contributions equal to 6% of the participants defined compensation multiplied by the Contribution Percentages shown above. The 2003 fourth quarter Non-Elective contribution was equal to 1.5% of the participants defined compensation. During 2004 Non-Elective contributions were 1.5%, 3%, 4% and 3% of compensation for the first, second, third and fourth quarters, respectively.

The Plan was further amended, effective January 1, 2005, to provide for Non-Elective Company contributions on an annual rather than quarterly basis. Employees will be entitled to such contributions if they are of an eligible class, are employed on the last

FIRST FINANCIAL HOLDINGS, INC.
SHARING THRIFT PLAN
Notes to Financial Statements
Years Ended December 31, 2004 and 2003

1.	Description of Plan

B.	Contributions (continued)

day of the year and have completed 1,000 hours of service during the plan year. Employment terminated during the year due to normal retirement, death or disability shall not result in loss of the Non-Elective Company contribution.

C.	Participant Accounts

Each participant's account is credited with the participant's contributions and allocations of the Company's contributions, Plan earnings, and administrative expenses. Allocations are based on participant earnings or account balances, as defined. Forfeited balances of terminated participants' nonvested accounts are used to reduce Plan expenses. The benefit to which a participant is entitled is the benefit that can be provided from the participant's vested account.

D.	Vesting

All participant contributions and Company-matching contributions are immediately vested. The participants vest in Non-Elective profit sharing contributions at 10% per year for the first four years and at 20% per year thereafter, until fully vested at seven years, or upon their earlier of death, disability or retirement at age 65 or older.

E.	Investment Options

Participants may direct how their tax deferred contributions, rollover funds and employer Non-Elective profit sharing contributions will be invested within various investment options selected by the Plan Trustees. All participant directed funds, except investments in common stock of the sponsor Company may be redirected daily.

The Company's matching contributions are invested in common stock of the Company and cash (5% or less). Additionally, a participant's initial direction of tax-deferred, Non-Elective and prior profit sharing contributions as investments in common stock of the Company may not be liquidated or redirected, except under a one time election by the participant after attaining age 50 and ten years of qualified service.

Certificates of deposit of First Federal are the primary investments of a unitized Stable Value Fund option.

F.	Loans Receivable from Participants

Participants may borrow from their Plan assets after one year of participation. A participant must borrow at least $2,500 with the maximum amount being the lesser of (1) $50,000 or (2) one-half of the participant's vested account balance. Additionally, loans from funds invested in the Company's common stock are not permitted. Loans are payable in full upon default or termination of employment.

FIRST FINANCIAL HOLDINGS, INC.
SHARING THRIFT PLAN
Notes to Financial Statements
Years Ended December 31, 2004 and 2003

1.	Description of Plan

	G.	Benefits and Withdrawals

On termination of service due to death, disability or retirement, a participant will receive the value of the participant's vested interest in his or her account.

A participant may also receive a hardship withdrawal upon meeting certain immediate financial need requirements and receiving approval of the Plan's Trustees. Funds derived from matching and profit sharing contributions are not available for hardship withdrawals.

2.	Summary of Accounting Policies

	A.	Basis of Accounting

The financial statements of the Plan are prepared under the accrual method of accounting. The preparation of financial statements in conformity with generally accepted accounting principles of the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, and changes therein, and disclosure of contingent assets and liabilities. Actual results could differ from those estimates.

	B.	Investment Valuation and Income Recognition

The Plan's investments are stated at fair value. Shares of registered investment companies (mutual funds) are valued at quoted market prices which represent the net asset value of shares held by the Plan at year end. The First Financial Holdings, Inc. common stock in the Stock Fund is valued at the closing market price on the last business day of the year. Loans receivable from participants are valued at cost which approximates fair value.

Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date.

The Plan utilizes various investment instruments. Investment securities, in general, are exposed to various risks, such as interest rate, credit and overall market volatility. Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect the amounts reported in the financial statements.

	C.	Payment of Benefits and Withdrawals

Benefits and withdrawals are recorded when paid. Amounts allocated to withdrawing participants may be recorded on the Form 5500 for benefit claims that have been processed and approved for payment prior to December 31 but not yet paid as of that date.

FIRST FINANCIAL HOLDINGS, INC.
SHARING THRIFT PLAN
Notes to Financial Statements
Years Ended December 31, 2004 and 2003

3.	Investments

Plan assets are held in a trust established pursuant to an agreement between the Company, Trustees and Matrix Capital Bank Trust Services (Matrix). The Trustees and Matrix direct the investment activities of the trust and have full discretionary authority for the purchase and sale of investments, subject to the participants' permitted investment elections and certain other specified limitations.

The investment trustee maintains a unitized First Financial Holdings, Inc. Stock Fund and a unitized Stable Value Fund, for the exclusive use of the Plan, to account for the Plan's interest in the First Financial Holdings, Inc. common stock and First Federal certificates of deposit, respectively. The common stock and deposits of the Company are presented as the investments within these financial statements, due to the nature of these unitized funds. The investment trustee acquires and sells the common stock through a broker-dealer and initiates the certificates of deposit transactions directly with First Federal.

The following presents investments that represent 5% or more of the Plan's net assets at December 31, 2004 and 2003:

	December 31,
	2004	2003

Mutual Funds:
Oakmark Equity & Income Fund	$6,770,314	$6,435,920
Fidelity Value Fund	7,584,708	6,607,543

Total	14,355,022	13,043,463

Investments in sponsor Company instruments:
Common stock	28,822,643	28,062,182
Certificates of deposit	6,651,015	5,081,014

Total	35,473,658	33,143,196

Total investments in excess of 5% of net assets	$49,828,680	$46,186,659

Certificates of deposit at December 31, 2004 consisted of amounts on deposit with the sponsor with interest rates ranging from 1.40% to 5.25%, with original maturities of fourteen months to five years, and remaining maturities of five months to five years. First Federal does not charge penalties or discounts to certificates of deposit which are redeemed by the Plan prior to the maturity dates.

FIRST FINANCIAL HOLDINGS, INC.
SHARING THRIFT PLAN
Notes to Financial Statements
Years Ended December 31, 2004 and 2003

3.	Investments (continued):

The Plan's investments appreciated (depreciated) in fair value as follows:

	Net Appreciation (Depreciation)
	in Fair Value of Investments

	2004	2003

Mutual funds:
Calamos Growth & Income Fund A	$ 418,638	$ 93,817
Dodge & Cox Stock Fund	121,376	10,466
Fidelity Asset Manager Fund	-	444,683
Fidelity Aggressive Growth Fund	-	300,168
Fidelity Intermediate Bond Fund	-	(12,202)
Fidelity Value Fund	996,985	1,561,362
Fidelity Freedom Income	3,120	1,504
Fidelity Freedom 2000	43	3,585
Fidelity Freedom 2010	30,327	72,791
Fidelity Freedom 2020	77,783	157,993
Fidelity Freedom 2030	114,996	270,912
Fidelity Freedom 2040	5,071	9,978
Spartan U.S. Equity Index Fund	257,072	539,632
Fidelity Low-Priced Stock Fund	4,493	3,352
American Funds Growth Fund of America	87,228	43,626
Oakmark Equity & Income Fund	435,806	396,178
Oakmark International Fund	42,923	2,521
Royce Low Priced Stock Fund	21,764	-
Vanguard Intermediate Bond Fund	(4,812)	14,674

Total mutual funds	2,612,813	3,915,040
First Financial Holdings, Inc. common stock	1,344,426	5,758,950

Net appreciation of investments	$ 3,957,239	$ 9,673,990

Net appreciation (depreciation) amounts represent the total of net realized gains or losses from investment transactions and the net unrealized appreciation (depreciation) in the fair value of investments. The method used in calculating realized gains and losses is based on average net cost. Interest and dividends are excluded from the above amounts.

Interest and dividends include dividends from investments in Company stock, in the amounts of $803,203 and $684,635 for 2004 and 2003, respectively.

FIRST FINANCIAL HOLDINGS, INC.
SHARING THRIFT PLAN
Notes to Financial Statements
Years Ended December 31, 2004 and 2003

4.	Nonparticipant-Directed Investments

Significant components of net assets and the changes in net assets relating to the nonparticipant-directed investments are as follows:
	December 31,

	2004	2003

Net Assets:
Investments:
Common stock	$ 28,822,643	$ 28,062,182
Cash	1,036,079	836,658
Contributions receivable	384,520	277,959

	$ 30,243,242	$ 29,176,799

	Year Ended December 31,
	2004	2003

Changes in Net Assets:
Contributions	$ 1,740,864	$ 1,699,518
Dividends	803,203	684,635
Net appreciation (depreciation)	1,344,426	5,758,950
Distributions and transfers	(2,740,016)	(1,057,879)
Expenses	(82,034)	(111,603)

	$ 1,066,443	$ 6,973,621

The above nonparticipant-directed information includes all funds invested in the First Financial Holdings, Inc. unitized stock fund, which primarily invests in the Company's common stock. These funds include all Company matching contributions, which are required to be invested in Company common stock, as well as non-elective profit sharing and deferrals, which participants chose to invest in the common stock of the Company, and thereafter may not redirect the funds, except upon a one time election after attaining age 50 and 10 years of service.

FIRST FINANCIAL HOLDINGS, INC.
SHARING THRIFT PLAN
Notes to Financial Statements
Years Ended December 31, 2004 and 2003

5.	Contributions

Contributions receivable from the employer represent the following fourth quarter contributions:

	December 31,

	2004	2003

Match	$ 340,863	$ 264,041

Non-elective profit share	265,058	99,709

	$ 605,921	$ 363,750

The increase in contributions receivable resulted from a 27% increase in eligible compensation and an increase in the Non-Elective profit share contribution from 1.5% for the 2003 fourth quarter to 3% for the 2004 fourth quarter.

6.	Administrative Fees and Forfeitures

Administrative and accounting fees represent professional services rendered to the Plan by the third party administrator, auditors and legal counsel. Fees expensed by the Plan are net of forfeitures of $52,385 for 2004 and $29,190 for 2003.

7.	Reconciliation of Financial Statements to 5500
The following is a reconciliation of benefits paid to participants per the financial statements to Form 5500:

	Year Ended December 31,

	2004	2003

Benefits paid to participants per the financial statements	$ 2,250,850	$ 2,830,216
Add: Amounts allocated to withdrawing participants
at year end	-	-
Less: Amounts allocated to withdrawing participants at
beginning of year	-	(117,961)

Benefits paid to participants per Form 5500	$ 2,250,850	$ 2,712,255

Amounts allocated to withdrawing participants are recorded on the Form 5500 for benefit claims that have been processed and approved for payment prior to year end, but not yet paid as of that date.

FIRST FINANCIAL HOLDINGS, INC.
SHARING THRIFT PLAN
Notes to Financial Statements
Years Ended December 31, 2004 and 2003

8.	Related Party Transactions

The Plan Trustees select the investment options available to the participants. Matrix Capital Bank Trust Services (Investment Trustees) initiate transactions to purchase and sell common stock of the Company and purchase and redeem certificates of deposit for the Plan. Common stock transactions are at market value by registered investment brokers. Certificates of deposit are transacted directly with First Federal.

Expenses incurred in connection with the administration of the Plan are paid by the Plan.

9.	Tax Status

The Plan obtained its latest determination letter in 2002, in which the Internal Revenue Service stated that the Plan, as designed in 2001, was in accordance with the applicable sections of the Internal Revenue Code (IRC) and the Plan and related Trust were thus qualified and exempt from income taxes. The Plan was amended and restated effective January 1, 2003. An application for determination of qualified tax status was filed with the IRS during April 2005. The Plan Trustees, advisor and tax counsel believe the Plan and Trust continue to be designed in accordance with the IRC and are being operated in accordance with their provisions, and thus continue to be qualified and exempt from income taxes.

10.	Plan Termination

Although it has not expressed any intent to do so, the Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA. In the event of Plan termination, participants will become 100 percent vested in their 401(k) and profit sharing accounts.

FIRST FINANCIAL HOLDINGS, INC.
SHARING THRIFT PLAN
Schedule H, Line 4i
Schedule of Assets (Held at End of Year)
December 31, 2004

Identity or Issue, Borrower,			Current
Lessor, or Similar Party	Shares/Units/Interest		Value

Cash on deposit with:
Matrix Capital Bank Trust Services	Interest-bearing deposits		$1,473,582
First Federal Savings and Loan Association (1)	Interest-bearing deposits		1,098,108

Total cash			$2,571,690

Mutual Funds:
Calamos Growth & Income Fund A	52,102	Units	2,760,387
Dodge & Cox Stock Fund	7,898	Units	1,028,426
Fidelity Value Fund	106,392	Units	7,584,708
Fidelity Freedom Income	13,430	Units	151,356
Fidelity Freedom 2010	50,988	Units	694,460
Fidelity Freedom 2020	86,206	Units	1,203,439
Fidelity Freedom 2030	101,059	Units	1,422,907
Fidelity Freedom 2040	7,633	Units	63,125
Spartan U.S. Equity Index Fund	75,368	Units	3,230,291
American Funds Growth Fund of America	33,553	Units	918,686
Oakmark Equity & Income Fund	288,098	Units	6,770,314
Oakmark International Fund	24,105	Units	509,346
Royce Low Priced Stock Fund	29,567	Units	453,267
Vanguard Intermediate Bond Fund	117,801	Units	1,258,120

Total mutual funds			28,048,832

Certificates of deposit:
First Federal Savings and Loan Association (1)	1.40% - 5.25%		6,651,015

Common stock:
First Financial Holdings, Inc. (1)	880,356	shares	28,822,643

Participant's Loans:
Notes receivable	7.00% - 12.5%		865,715

	Total assets held for investment purposes		$66,959,895

(1)	Parties-in-interest to the Plan.

FIRST FINANCIAL HOLDINGS, INC.
SHARING THRIFT PLAN
Schedule H, Line 4j
Reportable Transactions
Year Ended December 31, 2004

			Sales		Net Gain

Identity of Party Involved	Description of Assets	Purchases	Proceeds	Cost(4)	(Loss)(4)

First Federal Savings and Loan
Association (1)	Certificates of deposit (2)	$ 3,080,221	$ 1,510,220	$ 1,510,220	$-
First Financial Holdings, Inc. (1)	Common Stock (3)	$ 2,530,226	$ 2,902,545	$ 2,918,171	$(15,626)

(1)	Parties-in-interest to the Plan
(2)	Certificates of deposit transactions include rollovers. Earned interest is included in the cost basis.
(3)	Sales of stock include the fair value of stock distributions.
(4)	Cost basis used is market value at beginning of year.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Trustees (or other persons who administer the employee benefit plan) have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

First Financial Holdings, Inc.
Sharing Thrift Plan

Date: July 14, 2005	By:	/s/ Susan Baham

Susan Baham
Member of The First Financial Holdings, Inc.
Sharing Thrift Plan Trustees